Press Release

July 19, 2007

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES QUARTERLY CASH DIVIDEND AND RESULTS FOR 2ND QUARTER AND FIRST HALF OF 2007

West Des Moines, IA – West Bancorporation, Inc. (WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc., reports net income of $5,127,000, or $0.29 per share, for the second quarter of 2007, compared to $4,882,000 or $0.28 per share for the second quarter of 2006. The annualized returns on average equity and average assets were 17.80 percent and 1.55 percent, respectively. For the second quarter of 2006, the annualized returns on average equity and average assets were 18.56 percent and 1.49 percent, respectively.

For the first half of 2007, net income was $9,571,000, or $0.55 per share, up from $9,427,000 or $0.54 per share for the first half of 2006. The annualized returns on average equity and average assets were 16.84 percent and 1.47 percent, respectively. For the first half of 2006, the annualized returns on average equity and average assets were 18.09 percent and 1.47 percent, respectively.

During the second quarter, several large construction loan payoffs outpaced new loan originations. Consequently, loans outstanding as of June 30, 2007 totaled $937.3 million, down from $946.7 million at the end of the first quarter. A year ago, loans totaled $948.6 million. West Bank has new loans in process which should result in modest loan growth in the third quarter.

Loan quality remains good. At June 30, 2007, non-accrual loans totaled $605,000, loans past due 90 days or more and still accruing interest were $31,000 and other real estate owned was $154,000. Those three categories combined represent non-performing assets and total $790,000. That is the lowest dollar amount of non-performing assets West Bank has experienced in at least the past 5 years. During the second quarter, West Bank sold farmland that had been carried as other real estate owned at a gain of $250,000. The allowance for loan losses as a percent of total loans was 0.94 percent as of June 30, 2007 compared to 0.89 percent a year earlier. Non-performing assets as a percentage of loans at June 30, 2007 were 0.08 percent, compared to 0.49 percent a year ago. As a result of the decrease in loans outstanding and the improvement in loan quality measures, the provision for loan losses for the first half of 2007 was $650,000, down from $900,000 for the same period last year.

The net interest margin for the first half of 2007 was 3.29 percent, which was 10 basis points lower than a year ago. This decline contributed to the $281,000 reduction in net interest income compared to the first half of 2006. The net interest margin has declined over the past year because the cost of funds (deposits and borrowings) has increased faster than the yield on earning assets (loans and investments). At this point in time, except for the impact of any changes in interest rates by the Federal Reserve, it appears any further erosion of the net interest margin should be limited to the impact of those customers who may switch funds from lower earning deposit accounts, such as savings and money market accounts, into certificates of deposit which typically have a higher interest rate.

Total deposits are $172 million lower than a year ago. Most of the decline has been in wholesale deposits such as public funds. Compared to a year ago, it has been more advantageous to use borrowings as a funding source rather than wholesale deposits.

WB Capital Management Inc. (“WB Capital”) had approximately $4.4 billion in assets under management as of June 30, 2007. A year ago, assets under management totaled approximately $4.5 billion. Expenses at WB Capital are down 3.6 percent compared to a year ago, which represents the cost savings that were achieved as a result of VMF Capital and Investors Management Group merging to form WB Capital in the fourth quarter of last year. However, revenues were also lower than a year ago, primarily due to decisions made to reduce the fees on the Vintage Fund mutual. Generally, the performance yields of the investment strategies employed by WB Capital exceed their comparative benchmarks. As a result, certain investment strategies are gaining more recognition by the investment community.

On July 18, 2007, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend is payable on August 15, 2007 to shareholders of record on July 30, 2007. As of July 18, 2007, there were 17,536,682 shares of common stock outstanding.

The Company will discuss its results for the second quarter and first half of 2007 in a conference call scheduled for 2:00 pm central time on Thursday, July 19, 2007. The telephone number for the conference call is 877-407-0778. A recording of the call will be available until July 27, 2007 by dialing 877-660-6853. The following is required to access the recording: account # 286, conference ID # 226743.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services and trust services for consumers and small to medium sized businesses. The Bank has two full-service offices in Iowa City, one full-service office in Coralville, and seven full-service offices in the greater Des Moines area. WB Capital Management Inc., a wholly owned subsidiary of West Bancorporation, Inc., has offices in West Des Moines and Coralville, and provides portfolio management services to individuals, retirement plans, corporations, public funds, mutual funds, foundations, endowments and high net worth individuals.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customers’ acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND
SUBSIDIARIES
Financial Information (unaudited)
(in thousands, except per share data)
			June 30,	June 30,
CONSOLIDATED STATEMENTS OF CONDITION			2007	2006
	-	-
Assets
Cash and due from banks			$27,329	$33,946
Short-term investments			9,555	31,766
Securities			253,376	269,147
Loans			937,257	948,590
Allowance for loan losses			(8,779)	(8,440)

Loans, net			928,478	940,150
Other assets			75,996	72,245
Total assets			$1,294,734	$1,347,254

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing			$187,575	$192,909
Interest-bearing
Demand			69,401	44,416
Savings			216,376	281,920
Time, in excess of $100,000			220,414	308,617
Other time			163,938	201,397

Total deposits			857,704	1,029,259
Short-term borrowings			184,920	105,073
Long-term borrowings			124,119	99,030
Other liabilities			11,637	7,212
Stockholders’equity			116,354	106,680
Total liabilities and stockholders’ equity			$1,294,734	$1,347,254

	PER COMMON SHARE		MARKET INFORMATION(1)
	Net Income	Dividends	High	Low

2007
1st quarter	$0.25	$0.160	$18.25	$14.29
2nd quarter	0.29	0.160	16.36	14.17
2006
1st quarter	$0.26	$0.152	$18.95	$16.67
2nd quarter	0.28	0.152	19.98	15.24
3rd quarter	0.28	0.160	18.10	15.61
4th quarter	0.29	0.160	19.02	16.69
(1) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the NASDAQ
Global Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended		Six months ended
	June 30,		June 30,
CONSOLIDATED STATEMENTS OF INCOME	2007	2006	2007	2006
Interest income
Loans	$17,932	$17,036	$35,036	$32,499
Securities	2,815	2,949	5,670	5,816
Other	271	219	560	345
Total interest income	21,018	20,204	41,266	38,660

Interest expense
Deposits	7,683	8,128	15,255	14,757
Short-term borrowings	1,843	858	3,526	1,784
Long-term borrowings	1,704	1,381	3,386	2,739
Total interest expense	11,230	10,367	22,167	19,280

Net interest income	9,788	9,837	19,099	19,380
Provision for loan losses	350	450	650	900
Net interest income after provision for loan losses	9,438	9,387	18,449	18,480

Noninterest income
Service charges on deposit accounts	1,211	1,117	2,339	2,121
Trust services	188	195	369	363
Investment advisory fees	2,043	2,112	4,002	4,361
Increase in cash value of bank-owned life insurance	219	213	435	422
Net realized losses from sales of securities
available for sale	(13)	(38)	(9)	(144)
Other income	387	361	769	718
Total noninterest income	4,035	3,960	7,905	7,841

Noninterest expense
Salaries and employee benefits	3,355	3,492	6,971	7,167
Occupancy	897	866	1,831	1,722
Data processing	473	506	940	985
Other expenses	1,183	1,318	2,620	2,620
Total noninterest expense	5,908	6,182	12,362	12,494

Income before income taxes	7,565	7,165	13,992	13,827
Income taxes	2,438	2,283	4,421	4,400
Net income	$5,127	$4,882	$9,571	$9,427

PERFORMANCE HIGHLIGHTS

Return on average equity	17.80%	18.56%	16.84%	18.09%
Return on average assets	1.55%	1.49%	1.47%	1.47%
Net interest margin	3.33%	3.35%	3.29%	3.39%
Efficiency ratio	41.54%	43.35%	44.46%	44.25%